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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  -----------

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ACR Group, Inc.
                                ---------------
            (Exact Name of Registrant as Specified in Its Charter)

                                     Texas
                                     -----
        (State or Other Jurisdiction of Incorporation or Organization)

                                  74-2008473
                                  ----------
                     (I.R.S. Employer Identification No.)

                3200 Wilcrest, Suite 440, Houston, Texas 77042
               ------------------------------------------------
              (Address of Principal Executive Offices) (Zip Code)

                             ACR Group 401(k) Plan
                             ---------------------
                           (Full Title of the Plan)

      A. Stephen Trevino, 3200 Wilcrest, Suite 440, Houston, Texas 77042
      ------------------------------------------------------------------
                    (Name and Address of Agent For Service)

                                (713) 780-8532
                                --------------
         (Telephone Number, Including Area Code, of Agent For Service)

                        CALCULATION OF REGISTRATION FEE
==============================================================================

                                    Proposed        Proposed
    Title of          Amount         Maximum         Maximum     Amount of
   Securities          to be         Offering       Aggregate   Registration
     to be        Registered (1)    Price Per       Offering        Fee
   Registered                       Share (2)       Price (2)
------------------------------------------------------------------------------

 Common Stock,
 $.01 per share      1,000,000        $ 0.75        $ 750,000       $  258
   par value          shares
("Common Stock")
==============================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Pursuant to Rule 457(h), the registration fee is calculated on the basis of the average of the high and low reported sales prices on the NASDAQ Small-Cap Market on December 6, 2000.
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                                    PART I
             Information Required in the Section 10(a) Prospectus

Item 1.   Plan Information.

Item 2.   Registration Information and Employee Plan Annual Information.

       Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                    PART II
              Information Required in the Registration Statement

Item 3.     Incorporation of Documents by Reference.

       The following documents, which have been filed with the Commission by ACR Group, Inc. (the "Company" or the "registrant"), are incorporated herein by reference and made a part hereof:

       (a) The Company's Annual Report on Form 10-K for the fiscal year ended February 29, 2000;

       (b) The Company's Quarterly Report on Form 10-Q for the quarters ended May 31, 2000 and August 31, 2000.

       (c) The description of the Common Stock of the Company contained in its registration statement on Form 8-A, Commission File No. 0-12490.

       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

Item 4.     Description of Securities.

       Not applicable.

Item 5.     Interests of Named Experts and Counsel.

       Not applicable.

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Item 6.        Indemnification of Directors and Officers.

       Article 2.02-1 of the Texas Business Corporation Act contains detailed provisions for indemnification of directors and officers of Texas corporations against any judgments, penalties, fines, settlements and reasonable expenses which may be incurred in connection with any threatened, pending or completed proceeding in which the director or officer is a named defendant or respondent. The Company's Bylaws, as amended and restated, require the Company to indemnify and advance expenses to the Company's directors and officers to the maximum extent allowed by the Texas Business Corporation Act and expressly authorize the Company to purchase directors and officers liability insurance.

       The Articles of Incorporation of the Company, as amended and restated (the "Articles"), expressly provide that no director of the Company shall be personally liable to the Company or its shareholders for monetary damage for an act or omission in the director's capacity as a director, except to the extent otherwise expressly provided for by a statute of the State of Texas. The Articles obligate the Company to indemnify its officers and directors against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses incurred by that person to the full extent permitted under Texas law.

       Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under
Article 2.02-1.

       The above discussion of Article 2.02-1 of the Texas Business Corporation Act and of the Company's Articles of Incorporation and Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by such statute and Bylaws.

Item 7.        Exemption from Registration Claimed.

       Not applicable.

Item 8.        Exhibits.

       4.1     Specimen Common Stock Certificate. Incorporated by reference to
               Exhibit 4.1 to the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1993.

       5.1*    Opinion of Robert D. Remy, legal counsel to the Company.

       5.2 The Company undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

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         23.1*    Consent of Ernst & Young LLP, Independent Auditors.

         23.2 Consent of Robert D. Remy (contained in the opinion filed as Exhibit 5.1).

----------------------
     *  Filed herewith.


Item 9.           Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                        (iii) to include any material information which respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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         (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on this 7th day of December, 2000.

                                                     ACR GROUP, INC.



                                                     By:  ALEX TREVINO, JR.
                                                         (Alex Trevino, Jr.,
                                                          President)

          Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signatures                      Title                         Date
     ----------                      -----                         ----

 ALEX TREVINO, JR.          Chairman of the Board              December 7, 2000
 (Alex Trevino, Jr.)        of Directors, President and
                            Chief Executive Officer
                            (Principal executive officer)

 ANTHONY R. MARESCA         Director, Senior Vice President,   December 7, 2000
 (Anthony R. Maresca)       Chief Financial Officer and
                            Treasurer (Principal financial
                            and accounting officer)


 A. STEPHEN TREVINO         Director                           December 7, 2000
 (A. Stephen Trevino)


 RONALD T. NIXON            Director                           December 7, 2000
 (Ronald T. Nixon)


 ROLAND H. ST. CYR          Director                           December 7, 2000
 (Roland St. Cyr)

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